Exhibit 10-BBai
In Barcelona, on January 17, 2014

SENIOR EXECUTIVE EMPLOYMENT CONTRACT
BY AND BETWEEN

TECH DATA ESPAÑA, S.L., a Company incorporated under the laws of Spain, with legal domicile at 30-32 Acer Street, Barcelona, Spain, and Tax ID Number B58728585 (hereinafter referred to as “the Company” or “Tech Data Spain”), hereby represented by Mr Bob Dutkowsky, duly authorized by the Board of Directors and by the Legal Representative of the Sole Shareholder of the Company, Tech Data Europe GmbH.

TECH DATA CORPORATION, a Company incorporated under the laws of the State of Florida, with legal domicile at 5350 Tech Data Dr Clearwater, FL 33760, United States of Americas (hereinafter referred to as “Tech Data Corporation”), hereby represented by Mr. Bob Dutkowsky, duly authorized by the Board of Directors.

Mr. Nestor Cano Soler, of full age, of Spanish nationality, holding national identity card 35079489G, on his own name and behalf (hereinafter referred to as “the Executive”).

The Company and Tech Data Corporation will jointly be referred to as the “Tech Data Companies”. The Company, Tech Data Corporation and the Executive will jointly be referred to as “the Parties”.

WHEREAS

First.- The Executive has been rendering services for Tech Data Corporation from July 3, 1989, having an employment relationship subject to the laws of the United States of America, and being subject to the employment policies in force at Tech Data Corporation from time to time, including, but not limited to the US Executive Severance Plan.

Second.- The Executive has been rendering services as President, Europe, and has decided to be transferred to Spain. In this connection, Tech Data Spain will formally be the employing entity of the Executive as from an effective date of October 1, 2013 , pursuant to the terms and conditions of employment under this Agreement.

Third.- As President, Europe, the Executive will have managerial responsibilities over the Company as well as over other subsidiaries and affiliates of Tech Data Corporation in Europe. The Executive will also be a Director of Tech Data Spain.

Fourth.- Based on the foregoing, the Parties agree that the Executive will be rendering services as President, Europe, localized in Spain, and employed by Tech Data Spain under the terms and conditions agreed in this Agreement. The Parties also agree that the Executive will be entitled to the terms and conditions of the US Severance Plan in force for officers and employees of an executive level at Tech Data Corporation as of the effective date of this Agreement, October 1, 2013.

Fifth.- The Parties mutually recognize the legal capacity in which they act and enter into this Special Top Executive Contract of Employment, pursuant to article 2.1.a) of the Workers’ Statute Act and Royal Decree 1382/1985, of August 1, which regulates the special Top Executive employment relationship.

The Parties, being in agreement, enter into this Agreement in accordance with the following

CLAUSES

1.	TITLE AND RESPONSIBILITIES

1.1.
The Executive shall hold the position of President, Europe and will manage, with the full responsibility and initiatives pertaining thereto, the Spanish operations as well as the operations run by other European subsidiaries or affiliates of Tech Data Corporation. The Executive will carry out the roles and responsibilities over the management of the Company as directed by the Company from time to time.

1.2.	The Executive shall also be a Director of the Company.

1.3.
The holding of positions as Director at the Board of Directors of the Company or of the Board of Directors of other subsidiaries or affiliates of Tech Data Corporation in Europe will be part of the Executive roles and responsibilities and will not require any payment in addition to the compensation and benefits structures set forth in clause 5 of this Agreement.

2.	RIGHTS AND OBLIGATIONS

2.1.	The Executive is obliged to comply with all applicable laws, the Articles of Association and bylaws of the Company and Tech Data Corporation, as well as with any decisions of the Board of Directors.

2.2.	The Executive will further the interests of the Company and Tech Data Corporation to the utmost of his power, skill and ability.

2.3.
The Executive will perform his responsibilities under this contract on exclusive basis. Therefore, unless the prior written consent of the Board of Directors of Tech Data Corporation is provided, he will not accept any paid functions or time-consuming unpaid functions with or for third parties and will refrain from doing business on his own account, with prejudices of his dedication to the Company and Tech Data Corporation. The breach of such exclusivity undertaking shall constitute grounds for termination of this contract due to serious and culpable breach.

2.4.	The Executive will perform his duties according to the nature of his job position, with due diligence and pursuant to the principles of good faith, integrity and loyalty.

2.5.
The Executive will inform the Board of Directors of Tech Data Corporation, as soon as possible, about any situation that may entail a conflict of interests and will abstain from participating in conversations related to matters with whom he may have a personal interest.

2.6.
The Executive will fully respect the law, complying with his obligations, and will adopt any measure necessary to ensure all employees will do so as well, informing the Board of Directors of Tech Data Corporation of any misconduct that he may have knowledge of.

2.7.
The Executive will present the Company and any European subsidiary or affiliate of Tech Data Corporation all business opportunities that he is aware of or offered by any third party related to the activities developed by the Company.

3.	POWERS OF ATTORNEY

3.1.
For the Executive to comply with his professional obligations and with the targets and duties entrusted to him, the Company will confer upon him the respective notarized powers of attorney that legally authorize him to perform the tasks pertaining to the position to which he has been appointed.

4.	TERM OF THE CONTRACT

4.1.	The terms and conditions of this contract of employment will be effective as from the date of signing and both parties mutually agreed to enter into the contract for an indefinite period of time.

4.2.	The terms and conditions of this Agreement will be in force as from October 1, 2013.

5.	BASE SALARY

5.1.
The Executive shall receive a Base Salary, which amounts to EUR 620,823.64 gross per year, payable in 12 equal installments. The Base Salary may be reviewed, but not necessarily increased, at the discretion of the Company from time to time.

5.2.	The Company shall apply the relevant tax withholdings and social security contributions discounts on behalf of the Executive according to the legislation in force from time to time.

6.	BONUS

6.1.	The Executive shall be entitled to participate in the Bonus Plan of Tech Data Corporation in force from time to time from time to time, and subject to the targets and goals set out on an annual basis.

6.2.	For the fiscal year 2014, the Target Annual Incentive will be 85% of the Base Salary defined in clause 5.1 of this Agreement. The Target Annual Incentive will be weighted as follows:

•	25% Worldwide EPS

•	25% Regional OI/CM $

•	25% Regional OI/CM %

•	25% Regional ROIC.

6.3.
The Executive will be entitled to a Bonus payment contingent to the achievement of the targets and the scale provided by the Tech Data Companies from time to time. The scale may provide for multipliers or dividers for the purposes of calculating the Bonus payment.

6.4.
Bonus plan is normally in force on annual basis. The Executive acknowledges and accepts that participation in one year does not constitute a guarantee to benefit from the terms and conditions of the bonus plan in future years.

7.	BENEFITS

7.1.	The Executive will be entitled to a Company car or to a car allowance for both professional and private use in accordance with the Company policy.

7.2.
The Executive shall be covered by a private health insurance hired by the Company with an insurance company. The Executive and the Executive’s family will be eligible to participate in comprehensive benefits such as Medical, Short and Long Term Disability and Life Insurance. The Company will pay any tax costs associated with the provision of the medical plan. The Executive and family will be eligible to participate in life insurance coverage under the international company Generali.

7.3.
The Executive may be entitled to participate in the Executive Choice and Long Term Incentive Plan of Tech Data Corporation, and may be entitled to receive equity of Tech Data Corporation in accordance to the terms and conditions of the Long Term Incentive Plan of Tech Data Corporation in force from time to time. The annual Executive Choice Program and grant of equity awards are discretionary and must be specifically approved by the Tech Data Compensation Committee.

7.4.	The Company shall apply the relevant tax withholdings and social security contributions discounts on behalf of the Executive over the benefits, according to the legislation in force from time to time.

7.5.
The benefits payable to the Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination of the relationship, the Executive shall receive such benefits or payments, if any, as the Executive may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by this contract (including, without limitation, pursuant to the preceding sentence hereof), the Agreement shall have no further obligations to the Executive upon termination of employment.

8.	EXPENSES

8.1.
The Company will reimburse the Executive any costs duly justified incurred in the performance of his duties hereby and on behalf or in the interest of the Company. To these effects, the Executive will be obliged to justify the expenses he may incur by presenting an expense sheet, attaching the invoices and receipts, verified and signed by a Board of Directors member or by someone specifically appointed by the Board of Directors for this purpose.

9.	WORKING TIME AND HOLIDAYS

9.1.
The Executive, due to the relevance and responsibilities associated to his job position, will work according to the needs and demands of his roles and will not be subject to a specific and scheduled working time. Considering the specific nature of the positions held by the Executive and the senior management nature of this Agreement, the Parties agree that he will not qualify for overtime.

9.2.	The Executive will be entitled to 30 working days of paid holiday per year.

9.3.
The Executive will render services, on a regular basis at the headquarters of the Company, currently based in Barcelona. The Executive commits himself to travel anywhere, either around Spain or abroad, if it is necessary for the development of his duties. The Executive also acknowledges that, as part of his roles and responsibilities, he will devote a substantive amount of time in other countries.

10.	TERMINATION

10.1.
The Parties shall terminate this contract by the reasons and following the procedures provided in sections 10 and 11 of Royal Decree 1382/1985. In any case of termination except for dismissal due to a serious and guilty breach of the Executive, the Parties shall observe a six (6) months’ notice period effective as of the end of the month.

10.2.	The Company may terminate the contract, with immediate effects and without observing any previous notice, by dismissal due to a serious and guilty breach by the Executive of his main obligations.

10.3.
The Parties agree that, in consideration to the entering into this Agreement, the Executive will be entitled to participate in the Severance Plan in force from time to time for Executives of Tech Data Corporation as the Executive has been entitled to prior to the entering into this Agreement (hereinafter, those will be referred to as the “US Severance Plan”). Therefore, the Parties expressly agree that after the entering into this Agreement, the Executive will still be entitled to the same terms and conditions applicable upon a termination of employment as provided in the US Severance Plan as applicable from time to time, but no worse than the current US Severance Plan as attached as Annex 1. In this connection, the Parties expressly represent that the role of the Executive as well as the senior management nature of his employment is fully compatible with the application and observance of the terms and conditions of severance payments –due primarily upon a termination at will or without cause- as provided by the US Severance Plans. For the avoidance of any doubt, the current version of the US Severance Plans is attached as Annex 1 of this Agreement.

10.4.
The Parties agree that any severance payment hereunder shall be in lieu of any other severance payment to which the Executive would be entitled pursuant to any other provision of Royal Decree 1382/1985, Workers’ Statute Act, severance plan, program, arrangement, or policy of the Company, and shall be considered a part of, and not in addition to, amounts that may be payable to the Executive under any of said laws, rules or regulations.

10.5.
On the date of termination of the Executive’s relationship with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company, Tech Data Corporation, or any of its subsidiaries and affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

11.	SURVIVAL OF THIS AGREEMENT UPON BOARD MEMBERSHIP STATUS

11.1.
As defined in clause 1.2 of this Agreement, the Parties agree that the Executive will be appointed as member of the Board of Directors of the Company, as well as may be appointed as member of the Board of Directors of any subsidiaries or affiliates of Tech Data Corporation in Europe. The parties agree that said appointment shall not affect the reciprocal obligations arising out of this Agreement. Based on the foregoing, the Company accepts the potential appointment of the Executive as a member of the Board of Directors of the Company will be compatible with the rendering of services as an Executive following this Agreement, and consequently accepts that the terms and conditions of this Agreement, particularly in terms of the Base Salary, Bonus, participation to the Long Term Incentive Plan in the form of equity of Tech Data Corporation, benefits and termination provisions, shall prevail and be applicable without prejudice to the potential appointment of the Executive as a Director of the Company. In this connection, the Company agrees to takes the necessary steps, including a modification of the articles of association of the Company, if required, to implement the surveillance of the terms and provisions on this Agreement even after the appointment of the Executive as a Director of the Company.

11.2.
Notwithstanding the above mentioned, in the unlikely event that the senior executive relationship provided for in this Agreement is considered incompatible with the simultaneous existence of any other kind of corporate relationship deriving from the appointment of the Executive as member of the Board of Directors of the Company, the Parties, willing to preserve the rights arising from this senior executive relationship, agree that the senior executive relationship shall be understood to be suspended with effects as from the date on which the incompatibility of both relationships is determined and until the cessation of that cause of incompatibility. In accordance with the terms of the foregoing paragraph, upon cessation of cause of the incompatibility, the senior executive relationship shall, automatically and without the need for any notice, have full force and effect again.

12.	CONFIDENTIALITY

12.1.
During the course of the Executive’s employment with the Company, the Executive will have access to confidential information of the Company, Tech Data Corporation or any subsidiary or affiliate of Tech Data Corporation. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment, either during the period of the Executive’s relationship or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, Tech Data Corporation or any of the subsidiaries or affiliates.

12.2.
In addition, the Executive shall not, directly or indirectly, whether for the Executive or for any other individual, corporation, partnership, joint venture or other entity, and whether during or after the Executive’s employment with the Company, Tech Data Corporation or any of the subsidiaries or affiliates, participate in any business to the extent that, in connection with such participation, the Executive would be required to employ, reveal or otherwise utilize any trade secrets relating to the Company, Tech Data Corporation or any of the subsidiaries or affiliates.

12.3.
For the purposes of this contract, Confidential Information shall mean any and all information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. By way of illustration but not limitation, Confidential Information includes: (i) any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulae, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by the Employee alone or with others; (ii) information regarding plans for research, development, current and new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, production, suppliers and customers; (iii) information regarding the skills and compensation of other employees of the Company, Tech Data Corporation or any of the subsidiaries or affiliates; and (iv) information which the Company, Tech Data Corporation or the subsidiaries or affiliates has received or will in the future receive from third parties subject to a confidentiality obligation with such third party.

13.	NON COMPETITION AND NON SOLICITATION

13.1.
The Executive acknowledges that he performs services of a unique nature for the Company which also impacts Tech Data Corporation and the subsidiaries and affiliates of Tech Data Corporation. Based on the foregoing, the Executive accepts that rendering services to a competing business after the termination of employment will result in irreparable harm to the Company.

13.2.
Accordingly, during the Executive’s employment with the Company and for a period of two (2) years thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company, Tech Data Corporation or any subsidiary or affiliate or in any other material business in which the Company, Tech Data Corporation and the subsidiaries and affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date.

13.3.
The non-competition Agreement set forth in this clause will apply to Spain, Europe, the United States of America and in any other country where the Company, Tech Data Corporation or any of the subsidiaries or affiliates of Tech Data Corporation conduct business.

13.4.
Likewise, during the Executive’s employment with the Company and for a period of two (2) years thereafter, the Executive agrees that the Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company, Tech Data Corporation or any subsidiary or affiliate to purchase goods or services then sold by the Company, Tech Data Corporation or any of the subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company, Tech Data Corporation or any of the subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, Tech Data Corporation or the subsidiaries or affiliates, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company, Tech Data Corporation or the subsidiaries and affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section while so employed or retained and for a period of six (6) months thereafter.

13.5.
If the Executive is terminated for cause, or resigns the parties agree that the provisions of clauses 13.2, 13.3 and 13.4 shall not apply and that the Executive shall not be entitled to any payment of severance or non-compete.

13.6.
If the Executive’s employment terminates by mutual consent, the parties agree that the difference between the payment of two years Base Salary under the US Severance Plan and the payment of two years total cash compensation (total cash compensation being calculated as annual Base Salary plus Bonus at the then current target amount if 100% is attained multiplied by 2) shall be paid to compensate the obligations provided in this clause.

13.7.
The Executive expressly acknowledges that due to the services rendered by him to the Company, there is an effective and clear interest, both commercial and business-related, in establishing the undertakings provided for in this Section.

13.8.	Likewise, the Executive expressly acknowledges that the financial consideration agreed in this Section is entirely adequate and amply compensates the limitations arising from it.

13.9.
In the event of breach of the undertakings set in this Section by the Executive, and irrespective of any potential injunctive relief that may be available in accordance with applicable laws and regulations, the Parties agree that the Executive will (i) return the amount of financial consideration received in connection with the non-compete and non-solicitation obligation as defined under clause 13.6 of this Agreement and (ii) pay the damages caused as a result of his breach, which both parties establish, as a pre-liquidation clause, at an amount equal to two (2) years of the total cash compensation as calculated in clause 13.6, and the profit made by the Executive arising out of the equity associated with the Long Term Incentive Plan in the year prior to the termination date.

13.10.
If it is determined by a court of competent jurisdiction that any restriction in this clause is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of Spain.

13.11.
For the avoidance of any doubt, the obligations contained in this clause hereof shall survive the termination of the Executive’s relationship with the Company and shall be fully enforceable thereafter.

14.	ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

14.1.
The Executive undertakes to assign to Tech Data Corporation and the Company any right apt for exploitation and transfer pursuant to the Intellectual Property Act in force, including the rights of distribution, reproduction, transformation, public communication and making available to the public of any intellectual creation expressed using any means or support, tangible or intangible, which may have been performed by the Executive while this contract is in effect. Eventual assignments have been taken into consideration when establishing the Executive’s salary and shall therefore not give rise to any additional economic compensation. The assignment of the exploitation rights contemplated in the above paragraph shall be of an exclusive nature, of a worldwide scope, of a transferable kind and for the all the duration of the intellectual property rights, their extensions and additions, pursuant to the Spanish legislation applicable to intellectual property. Tech Data Corporation and the Company will be entitled to exercise the above-mentioned exploitation rights in the way that it deems more appropriate and through any exploitation means, using any format or media, in any field of activity, even if it is not the usual activity of Tech Data Corporation or the Company, and it will be entitled to transfer or assign them to third parties under the terms and conditions it deems appropriate, being such assignment authorized by the Executive since now and thereafter.

14.2.
The Executive acknowledges and agrees that all ideas, methods, inventions, innovations, discoveries, improvements, perfections, processes, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with Tech Data Corporation and the Company, made or conceived by the Executive, solely or jointly with others, during the course of the Executive’s service with Tech Data Corporation and the Company, or (B) suggested by any work that the Executive performs in connection with Tech Data Corporation and the Company, either while performing the Executive’s duties with Tech Data Corporation or the Company or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an Executive or other service provider to Tech Data Corporation and the Company, shall belong exclusively to Tech Data Corporation and the Company (or its designee), whether or not patent applications are filed thereon.

15.	GOVERNING LAW AND JURISDICTION

15.1.
This contract shall be governed and construed, for any matters not agreed herein, by Royal Decree 1382/1985, of August 1, governing the Special Top Executive Employment Relationship and, for any matters not contemplated therein, by the provisions of Spanish civil and corporate law.

15.2.	The parties expressly waive any right they may have to any other jurisdiction and submit to the jurisdiction of the Courts and Tribunals of Barcelona.

16.	WAIVER OF BREACH

16.1.	Any waiver of any breach of this contract shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

17.	SEVERABILITY

17.1.
To the extent that any provision of this contract or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this contract shall be unaffected and shall continue in full force and effect.

18.	COUNTERPARTS

18.1.	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument

19.	ENTIRE AGREEMENT

19.1.
This Agreement constitutes the entire agreement by the Company, Tech Data Corporation and the Executive with respect to the subject matter hereof, and supersedes any and all prior contracts, agreements or understandings between the Executive and the Tech Data Companies, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Tech Data Companies.

IN WITNESS WHEREOF, the parties hereto have executed this contract on the date first written above.

For Tech Data España, S.L.     For the Executive,

/s/ ROBERT M. DUTKOWSKY
Robert M. Dutkowsky Chief Executive Officer

/s/ Néstor Cano
Néstor Cano President, Europe
For Tech Data Corporation

/s/ ROBERT M. DUTKOWSKY
Robert M. Dutkowsky Chief Executive Officer

Annex 1
US Severance Plans

The following document refers to the current version of the US Severance Plans, applicable as of October, 2013. The Parties accept that the US Severance Plans may change from time to time and the Executive accepts to be bound by the version of the US Severance Plans enforceable as of the termination date of his employment, or this US Severance Plan, whichever provides for greater monetary compensation.